UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Frequently Asked Questions:	Posted: 11/13/2009

1.	After the acquisition closes, do employees retained by Equinix keep their Switch and Data accrued PTO balance?

The accrued PTO belongs to you as an employee. It would either carry over into your new “employer” or it would get paid out from Switch and Data.

2.	Is the bonus payout guaranteed if the deal closes before the usual February payday? (i.e. if the deal closes on 1/30 and payment is normally 2/28, if people are terminated on 1/30 will they received their bonus?)

Yes, the bonus will be paid as per the guidelines of the Bonus plan. Given the example above, Switch and Data would pay the bonus prior to the close date and you must still be an employee of Switch and Data on payment date.

3.	What should I do if I have employee requisitions in the system or need to replace someone that has left the company?

As we have stated, Switch and Data will continue to run the business as usual. During the past two weeks we have hired three new employees: Michael Nicosia (NAM in the Metro), Paul McLaughlin (technician in Waltham) and Anthony Hattel (technician in Sunnyvale). We also have approximately 6 more new hires to start in November. All new hires are being made aware of the merger transaction.

4.	Keith’s letter of November 13 referenced milestones that have to be hit prior to the deal closing; what is a proxy and when it that expected?

A proxy is document prepared for shareholders with the latest information on the Company so the shareholders can make an informed vote. The Company prepares a proxy annually before the annual shareholder meeting. It is filed with the SEC, publicly posted on EDGAR, and delivered to all shareholders. Since the acquisition by merger must be approved by a vote of the shareholders, a proxy is being prepared to disclose all information associated with the acquisition by merger. It is difficult to predict exactly when it will be filed as a matter of public record because the SEC reviews and comments on the proxy. The goal is have the proxy complete, filed and delivered to shareholders sometime in December. The date of the shareholder meeting to vote on the acquisition by merger will be set for a date at least thirty (30) days after the filing and delivery of the proxy.

Important Information for Investors and Shareholders

This communication may be deemed to be solicitation material in respect of the proposed transaction between Equinix and Switch & Data. In connection with the proposed transaction involving Equinix and Switch & Data, Equinix plans to file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus and each of Equinix and Switch & Data plan to file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Switch & Data. SWITCH & DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Equinix and Switch & Data through the website maintained by the SEC at www.sec.gov. In addition, Switch & Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch & Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch & Data’s corporate website at www.switchanddata.com.

Equinix, Switch & Data and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Equinix’s directors and executive officers is contained in its annual proxy statement filed with the SEC on April 23, 2009. Information regarding Switch & Data’s directors and executive officers is contained in Switch & Data’s annual proxy statement filed with the SEC on April 6, 2009. Additional information regarding the interests of such potential participants will be included in the Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).